Exhibit 99.1

GeoMet Announces Shale Prospect in Alabama

and Commencement of Development in Two Coalbed Methane Projects

Houston, Texas – August 14, 2007...GeoMet, Inc. (NASDAQ: GMET) announced today that it has acquired approximately 58,500 gross acres of leasehold in Blount and Cullman Counties in north central Alabama. The Garden City prospect is targeting the Chattanooga Shale at depths ranging from 1600 to 2100 feet. GeoMet is the operator and owns 100% working interest in the project. To date, the Company has drilled four core holes with encouraging results and plans to drill as many as three production test wells and a fifth core hole during the second half of 2007.

The Company also announced that it would commence development of its Lasher prospect, which lies about 10 miles north of its Pond Creek field. GeoMet is the operator and owns 100% working interest in the project, which is comprised of approximately 16,548 net leasehold acres in Wyoming and McDowell Counties in West Virginia. The prospect is targeting the Pocahontas formation of the Pottsville coal group at depths up to 1800 feet, relatively the same coals at the same depths as the Pond Creek field. To date, the Company has drilled four core holes and two production test wells and plans to drill several development wells commencing in the second half of 2007.

Also announced today, was the approval by the Company’s Board of Directors to drill up to 25 initial wells at its Peace River project near Hudson’s Hope, British Columbia. The commencement of development drilling will be contingent on successful identification of adequate water disposal capacity.

GeoMet will hold a conference call today at 3:30 p.m. Central Daylight Time to discuss this announcement as well as its second quarter results. To participate in the call, dial toll free (888) 571-8168 before the call begins. Please reference GeoMet conference ID 12098302. The call will also be broadcast live over the internet from the Company’s website at www.geometinc.com.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.